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Exhibit 99


FOR IMMEDIATE RELEASE

           UWINK ANNOUNCES PLANS FOR CANADIAN RESTAURANT JOINT VENTURE


LOS ANGELES - June 25, 2007 - uWink, Inc. (OTC Bulletin Board: UWNK - News), a developer of digital media entertainment software and an interactive restaurant concept, today announced plans for the creation of uWink Canada in partnership with a leading Canadian technology oriented venture capital firm, Jefferson Partners. uWink and Jefferson plan to select an experienced Canadian restaurant operator to facilitate the joint venture's development of the Canadian market for uWink restaurants and related uWink products and services.

The joint venture partners plan to establish uWink Canada as a separate, independently-funded Canadian fifty-fifty joint venture entity. Assuming prompt negotiation and execution of definitive agreements, the first Canadian uWink is expected to open late winter or early spring of 2008.

"Canada is an area with tremendous potential, and is a perfect fit for uWink," said Nolan Bushnell, CEO of uWink. "This is the first step toward uWink's international development plan and we look forward to further expanding our multi-lingual capabilities as we grow internationally."

"It is both an honor and a privilege to bring uWink to Canada," said David Folk, Managing General Partner of Jefferson Partners. "We believe the uWink concept is a brilliant innovation, combining cutting edge concepts in casual dining and interactive entertainment. It is perfectly suited to the Canadian market."

About Jefferson Partners:
Jefferson Partners (www.jefferson.com) is a technology oriented venture capital firm focused on financing and building innovative world class companies. Jefferson plans to hold its interest in uWink Canada through its newly established affiliate organization Jefferson EquiCorp.

About uWink:
The uWink restaurant concept allows customers to order food, drinks, games and other digital media at the table through proprietary touch screen terminals. uWink, Inc. is led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC). For more information, visit www.uwink.com.

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Media Contact:

Alissa Bushnell
VP, Marketing and Public Relations
uWink
415-235-9532
alissa@uwink.com